UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
Under the Securities Act of 1933

CORE-MARK HOLDING COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware	20-1489747
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1500 Solana Blvd., Suite 3400
Westlake, Texas 76262
(Address of Principal Executive Offices, including Zip Code)

2010 LONG-TERM INCENTIVE PLAN (AS AMENDED, EFFECTIVE MAY 20, 2014)

CORE-MARK HOLDING COMPANY, INC. 2019 LONG-TERM INCENTIVE PLAN
(Full title of the plan)

Scott E. McPherson
President and Chief Executive Officer
Core-Mark Holding Company, Inc.
1500 Solana Blvd., Suite 3400
Westlake, Texas 76262
(800) 622-1713
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Craig W. Adas
Weil, Gotshal & Manges LLP
201 Redwood Shores Parkway
Redwood Shores, California 94065
(650) 802-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.☐

EXPLANATORY NOTE

On June 25, 2010, Core-Mark Holding Company, Inc. (the “Company” or the “Registrant”) filed a Registration Statement on Form S-8 (the “2010 Registration Statement”) with the Securities and Exchange Commission (the “SEC”) to register the offer of 1,115,952 shares of Common Stock, par value $0.01 per share of the Company (the “Common Stock”), pursuant to the Registrant’s 2010 Long-Term Incentive Plan (as amended from time to time, the “2010 LTIP”). The 2010 Registration Statement also covered an indeterminate number of additional shares of Common Stock which would become issuable under the 2010 LTIP by reason of any stock split, stock dividend, recapitalization or any other similar transaction.
On December 19, 2014, the Company filed a Registration Statement on Form S-8 (the “2014 Registration Statement”) to register an additional 900,000 shares of Common Stock, pursuant to the 2010 LTIP. The 2014 Registration Statement also covered an indeterminate number of additional shares of Common Stock which would become issuable under the 2010 LTIP by reason of any stock split, stock dividend, recapitalization or any other similar transaction.
On May 21, 2019, the Company’s stockholders approved the adoption of the Core-Mark Holding Company, Inc. 2019 Long-Term Incentive Plan (the “2019 LTIP”), which, among other things, provided that 1,923,862 shares of Common Stock authorized for issuance but not yet issued under the 2010 LTIP and 713,097 shares of Common Stock subject to outstanding awards under the 2010 LTIP that would have been available to be re-granted, including shares subject to cancelled or forfeited awards, under the terms of the 2010 LTIP, with the maximum number of shares of Common Stock to be added to the Plan pursuant to the 2010 LTIP equal to 2,636,959, will be available for award grant purposes under the 2019 LTIP. The number of shares (a) authorized for issuance but not yet issued under the 2010 LTIP and (b) subject to awards then outstanding under the 2010 LTIP that would have been available to be re-granted, including shares subject to cancelled or forfeited awards, under the terms of the 2010 LTIP are referred to herein as the “Rollover Shares”.
The Company is filing this Post-Effective Amendment No. 1 to the Registration Statement (this “Amendment”), pursuant to SEC Compliance and Disclosure Interpretation 126.43 to amend the 2014 Registration Statement to register the offer of the Rollover Shares under the 2019 LTIP (as such shares would no longer be issuable under the 2010 LTIP).
CORE-MARK HOLDING COMPANY, INC.
REGISTRATION STATEMENT ON FORM S-8
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.     Incorporation of Documents by Reference.
The following documents, which have been previously filed with the SEC, are hereby incorporated by reference in this Amendment:

(a)	The registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed on March 1, 2019.

(b)
All other reports filed by the registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than information contained in Current Reports on Form 8-K that is deemed furnished and not filed), since the end of the fiscal year covered by the annual report referred to in (a) above, including the registrant’s (i) Current Report on Form 8-K, filed on May 8, 2019, (ii) Quarterly Report on Form 10-Q for the first fiscal quarter of 2019 ended on March 31, 2019, filed on May 8, 2019, and (iii) Current Report on Form 8-K, filed on May 24, 2019.

(c)
The description of the registrant’s Common Stock set forth in the Form 10 originally filed on September 6, 2005, as amended by Amendment No. 1 to Form 10 filed on October 21, 2005, as further amended by Amendment No. 2 to Form 10 filed on November 7, 2005, and as further amended by Amendment No. 3 to Form 10 filed on May 19, 2006, and including any amendment or reports filed for the purpose of updating such description.

All documents filed by the registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effectiveness of this Registration Statement and prior to the filing of a post-effective amendment (other than information contained in documents that are deemed furnished and not filed) which indicate that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

The documents incorporated by reference herein contain or will contain forward-looking statements that involve risks and uncertainties. The registrant's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, the risks identified in the respective documents incorporated by reference.
Item 4.    Description of Securities.
Not applicable.
Item 5.    Interests of Named Experts and Counsel.
Not applicable.
Item 6.    Indemnification of Directors and Officers.
Section 145 of the General Corporation Law of Delaware (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that any such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may indemnify officers and directors against expenses (including attorneys’ fees) in connection with the defense or settlement of any action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of an action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred.
Section 102 of the DGCL allows a Delaware corporation to eliminate or limit the personal liability of a director to the corporation or to any of its stockholders for monetary damage for a breach of fiduciary duty as a director, except in the case where the director (i) breaches such person’s duty of loyalty to the corporation or its stockholders, (ii) fails to act in good faith, engages in intentional misconduct or knowingly violates a law, (iii) authorizes the payment of a dividend or approves a stock purchase or redemption in violation of Section 174 of the DGCL or (iv) obtains an improper personal benefit. In accordance with the DGCL, the Ninth Article of the registrant’s certificate of incorporation provides that, to the fullest extent permitted by the DGCL as it may be amended, no director shall be personally liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. As permitted by the DGCL, the Ninth Article of the registrant’s certificate of incorporation provides that, under certain circumstances, directors and officers of the registrant shall be indemnified against expenses including attorneys’ fees, judgments, fines and settlements actually and reasonably incurred in connection with any proceeding by reason of their status as such. The registrant has also entered into indemnification agreements with its directors and officers that provide, under certain circumstances, directors and officers of the registrant shall, by reason of their status as such, be indemnified against certain liabilities and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.
See also the undertakings set forth in response to Item 9 hereof.
Item 7.    Exemption from Registration Claimed.
Not applicable.
Item 8.     Exhibits.
The Exhibits listed on the accompanying Index to Exhibits are filed as a part hereof, and incorporated by reference into, this Registration Statement.  (See Index to Exhibits below).
Item 9.     Undertakings.
A. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided, however, that the undertakings set forth in paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B. The undersigned registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Exhibit No.	Exhibit Document

4.1	Certificate of Incorporation of Core-Mark Holding Company, Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Registration Statement on Form 10 filed on September 6, 2005).

4.2	Certificate of Amendment to Certificate of Incorporation of Core-Mark Holding Company, Inc. (incorporated by reference to Exhibit 3.1 of the Company's Current Report on Form 8-K dated May 21, 2015).

4.3
Certificate of Amendment to Certificate of Incorporation of Core-Mark Holding Company, Inc. (incorporated by reference to Exhibit 3.1 of the Company's Current Report on Form 8-K filed on May 23, 2018).

4.4	Second Amended and Restated Bylaws of Core-Mark Holding Company, Inc. (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K filed on August 18, 2008).

5.1	Opinion of Weil Gotshal & Manges LLP.

5.2	Opinion of Weil Gotshal & Manges LLP (incorporated by reference to Exhibit 5.1 to the Company’s Registration Statement on Form S-8 filed on December 19, 2014).

5.3	Opinion of Weil Gotshal & Manges LLP (incorporated by reference to Exhibit 5.1 to the Company’s Registration Statement on Form S-8 filed on June 25, 2010).

5.4	Opinion of Weil Gotshal & Manges LLP (incorporated by reference to Exhibit 5.1 to the Company’s Registration Statement on Form S-8 filed on December 1, 2005).

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Weil Gotshal & Manges LLP (contained in Exhibit 5.1 hereto).

23.3	Consent of Weil Gotshal & Manges LLP (contained in Exhibit 5.2 hereto).

23.4	Consent of Weil Gotshal & Manges LLP (contained in Exhibit 5.3 hereto).

23.5	Consent of Weil Gotshal & Manges LLP (contained in Exhibit 5.4 hereto).

24.1	Power of Attorney (see signature page).

99.1	Core-Mark Holding Company, Inc. 2019 Long-Term Incentive Plan (incorporated by reference to Exhibit 99.1 of the Company’s Current Report on Form 8-K filed on May 24, 2019).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Westlake, State of Texas, on May 24, 2019.

CORE-MARK HOLDING COMPANY, INC.

May 24, 2019	By:	/S/ SCOTT E. McPHERSON
	Name:	Scott E. McPherson
	Title:	President, Chief Executive Officer and Director

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Scott E. McPherson and Christopher M. Miller, or any of them, each acting alone, his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, in connection with the registrant’s Registration Statement on Form S-8 under the Securities Act of 1933, including to the Registration Statement and any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully, to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/S/ SCOTT E. McPHERSON	President, Chief Executive Officer and Director (Principal Executive Officer)	May 24, 2019
Scott E. McPherson

/S/ CHRISTOPHER M. MILLER	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	May 24, 2019
Christopher M. Miller

/S/ MATTHEW J. TACHOUET	Vice President, Chief Accounting Officer and Secretary (Principal Accounting Officer)	May 24, 2019
Matthew J. Tachouet

/S/ RANDOLPH I. THORNTON	Chairman of the Board of Directors	May 24, 2019
Randolph I. Thornton

/S/ ROBERT A. ALLEN	Director	May 24, 2019
Robert A. Allen

/S/ STUART W. BOOTH	Director	May 24, 2019
Stuart W. Booth

/S/ GARY F. COLTER	Director	May 24, 2019
Gary F. Colter

/S/ ROCKY DEWBRE	Director	May 24, 2019
Rocky Dewbre

/S/ LAURA J. FLANAGAN	Director	May 24, 2019
Laura J. Flanagan

/S/ ROBERT G. GROSS	Director	May 24, 2019
Robert G. Gross

/S/ HARVEY L. TEPNER	Director	May 24, 2019
Harvey L. Tepner

/S/ J. MICHAEL WALSH	Director	May 24, 2019
J. Michael Walsh